SHARE EXCHANGE AGREEMENT

AGREEMENT dated as of September 24, 2010 by and among Sabre Industrial, Inc., a Delaware corporation (“Sabre Industrial”) and Zhang Dingyou and C. Mark Tang (together, the “Shareholders”).

WHEREAS, the Shareholders own all of the issued and outstanding capital stock of Tsingyuan Holding, Inc., a Delaware corporation (“Tsingyuan Holding”); and

WHEREAS, Tsingyuan Holding is the registered owner of the capital stock of Tsingyuan Group (Hong Kong) Co., Ltd. (“Tsingyuan Hong Kong”), a Hong Kong corporation; and

WHEREAS, Tsingyuan Hong Kong is the registered owner of the registered capital of Beijing Qingyuan Hengchang Consulting Co., Ltd.  (“Beijing Consulting”), a Wholly Foreign Owned Entity organized under the laws of the People’s Republic of China; and

WHEREAS, Beijing Consulting has control over the business of both Linyi Hengchang Brewer’s Malt Co., Ltd. (“Linyi Malt”) and Shandong Qingyuan Beer Co., Ltd. (Shandong Beer”), both of which are limited liability companies organized under the laws of The People’s Republic of China, the relationship between them being generally identified as “entrusted management”; and

WHEREAS, the Shareholders desire to transfer the capital stock of Tsingyuan Holding to Sabre Industrial, and Sabre Industrial desires to acquire said shares.

NOW, THEREFORE, it is agreed:

1.           Definitions.  As used herein, the following terms shall have the meanings set forth below:

a.
“Applicable Law” means any domestic or foreign law, statute, regulation, rule, policy, guideline or ordinance applicable to the businesses or corporate existence of Sabre Industrial, Tsingyuan Holding, Tsingyuan Hong Kong, Beijing Consulting,  Linyi Malt or Shandong Beer.

b.
“GAAP” means generally accepted accounting principles in the United States of America as promulgated by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or any successor institutes concerning the treatment of any accounting matter.

c.
“Lien” means, with respect to any property or asset, any mortgage, Lien, pledge, charge, security interest, claim, encumbrance, royalty interest, any other adverse claim of any kind in respect of such property or asset, or any other restrictions or limitations of any nature whatsoever.

d.	“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:

(i)    any income, alternative or add-on minimum tax, gross receipts tax, sales tax,  use tax, ad valorem tax, transfer tax, franchise tax, profits tax, license tax,   withholding tax, payroll tax, employment tax, excise tax, severance tax, stamp tax, occupation tax, property tax, environmental or windfall profit tax, custom, duty or other tax, impost, levy, governmental fee or other like assessment or charge of any kind whatsoever together with any interest or any penalty, addition to tax or additional amount imposed with respect thereto by any governmental or Tax authority responsible for the imposition of any such tax (domestic or foreign), and

(ii)  any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and

(iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other person.

e.
“Tax Return” means any return, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

2.           Share Exchange.

a.           On the Closing Date (defined herein), the Shareholders shall transfer and assign to Sabre Industrial all of the issued and outstanding capital stock of Tsingyuan Holding.  The Shareholders represent and warrant that upon delivery to Sabre Industrial of certificates for said shares, duly endorsed for transfer, all right, title and interest in said shares will be transferred to Sabre Industrial free of Liens, claims and encumbrances.

b.           On the Closing Date, Sabre Industrial shall deliver certificates for a total of 65,107,671 shares of its common stock (the “Exchange Shares”) as follows:

•	46,820,000 shares to Zhang Dingyou or his assignees;
•	18,287,671 shares to C. Mark Tang or his assignees

Sabre Industrial warrants that the Exchange Shares, when so issued, will be duly authorized, fully paid and non-assessable.

c.            The parties intend that the exchange of shares described above shall qualify as a tax-free exchange under Section 351 of the United States Internal Revenue Code.  The parties further intend that the issuance of the common stock by Sabre Industrial to the Shareholders shall be exempt from the provisions of Section 5 of the Securities Act of 1933 pursuant to Section 4(2) of said Act.

3.           Closing.  The Closing of the transactions contemplated by this Agreement ("Closing") shall take place at the offices of Robert Brantl, counsel for Sabre Industrial, simultaneously with the execution of this Agreement (the “Closing Date”).

4.           Warranties and Representations of the Shareholders.   In order to induce Sabre Industrial to enter into this Agreement and to complete the transaction contemplated hereby, the Shareholders, jointly and severally, warrant and represent to Sabre Industrial that:

a.           Organization and Standing – Tsingyuan Holding .  Tsingyuan Holding is a corporation duly organized, validly existing and in good standing under the laws of the Delaware and has full power and authority to carry on its business as now conducted. The copies of the Certificate of Incorporation and Bylaws of  Tsingyuan Holding previously delivered to Sabre Industrial are true and complete as of the date hereof.

b.           Capitalization – Tsingyuan Holding .  Tsingyuan Holding’ entire authorized capital stock consists of twenty million (20,000,000) shares of common stock, $.0001 par value, of which 65,107.671 shares are issued and outstanding.  There are no other voting or equity securities authorized or issued, nor any authorized or issued securities convertible into equity securities, and no outstanding subscriptions, warrants, calls, options, rights, commitments or agreements by which Tsingyuan Holding or the Shareholders are bound, calling for the issuance of any additional equity securities of Tsingyuan Holding.  All of the outstanding shares of Tsingyuan Holding have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or any Applicable Law.

c.           Ownership of Tsingyuan Holding Shares. The Shareholders are the sole owners of the outstanding shares of Tsingyuan Holding common stock.  By the transfer of the shares of Tsingyuan Holding common stock to Sabre Industrial pursuant to this Agreement, Sabre Industrial will acquire good and marketable title to 100% of the capital stock of Tsingyuan Holding, free and clear of all Liens, encumbrances and restrictions of any nature whatsoever, except by reason of the fact that the Tsingyuan Holding shares will not have been registered under the Securities Act of 1933, or any applicable state securities laws.

d.           Business Operations and Liabilities – Tsingyuan Holding and Tsingyuan Hong Kong. Tsingyuan Holding has conducted no business operations other than the acquisition of 100% ownership of the capital stock of Tsingyuan Hong Kong.  Tsingyuan Hong Kong has conducted no business operations other than the acquisition of 100% ownership of the registered capital of Beijing Consulting.  Neither Tsingyuan Holding or Tsingyuan Hong Kong has any liabilities other than liabilities incurred in the ordinary course that will not exceed $ 1,000 on the Closing Date.

e.           Business Operations and Liabilities – Beijing Consulting.  Prior to June 26, 2010, Beijing Consulting had conducted no business operations. Since June 26, 2010, Beijing Consulting has conducted business operations described in the Entrustment Management Agreements between Beijing Consulting and Linyi Malt and the Entrustment Management Agreements between Beijing Consulting and Shandong Beer.

f.           Organization and Standing – Linyi Malt and Shandong Beer.  Linyi Malt and Shandong Beer are limited liability companies duly organized, validly existing and in good standing under the laws of the People’s Republic of China.  Each of Linyi Malt and Shandong Beer has all of the government licenses and permits necessary to carry on its business as now conducted, to own and operate its assets, properties and business, and to carry out the transactions contemplated by this agreement.

g.           Entrusted Management Agreements between Beijing Consulting and Linyi Malt and Shandong Beer.  On June 26, 2010 Beijing Consulting, Linyi Malt and the registered equity holders in Linyi Malt signed four agreements, including Exclusive Technical Service and Business Consulting Agreement, Share Pledge Agreement, Call Option Agreement, and Proxy Agreement.  On the same day Beijing Consulting, Shandong Beer and the registered equity owners in Shandong Beer signed similar agreements.  The eight agreements are collectively referred to as the “Entrusted Management Agreements.”  The purpose of these agreements is to transfer to Beijing Consulting full responsibility for the management of Linyi Malt and Shandong Beer, as well as the financial benefits and liabilities that arise from the business of Linyi Malt and Shandong Beer.  Each of the Entrusted Management Agreements is and will be effective with no term limitation unless both parties to the agreement unanimously agree in writing to terminate it in advance. Neither Linyi Malt and Shandong Beer nor Beijing Consulting has defaulted in any of the agreements, and all of the agreements remain in full force and effect.

h.           Financial Statements.  The Shareholders have delivered to Sabre Industrial (i) the consolidated financial statements of Tsingyuan Holding for the two years ended December 31, 2009 and 2008 (the “Audited Financial Statements”), and (ii) the financial statement of Tsingyuan Holding for the six month periods ended June 30, 2010 and 2009 (the “Interim Financial Statements”).  The Audited Financial Statement and the Interim Financial Statements (collectively, the “Tsingyuan Financial Statements”) have been prepared in accordance with U.S. GAAP and present fairly in all material respects the consolidated financial condition of Tsingyuan Holding as of the dates thereof.   The Audited Financial Statements have been reported on by an independent accountant registered with the PCAOB.

i.           Absence Of Certain Changes Or Events.  Since June 30, 2010, there has not been (A) any material adverse change in the business, operations, properties, assets, or condition of Linyi Malt or Shandong Beer or Beijing Consulting or Tsingyuan Holding, (B) any damage, destruction, or loss to Linyi Malt or Shandong Beer or Beijing Consulting or Tsingyuan Holding (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of Linyi Malt or Shandong Beer, Beijing Consulting and Tsingyuan Holding; and neither Linyi Malt nor Shandong Beer nor Beijing Consulting or Tsingyuan Holding have become subject to any law or regulation which materially and adversely affects, or in the future is substantially likely to have a material adverse effect on Linyi Malt, Shandong Beer, Beijing Consulting or Tsingyuan Holding.

j.           Ownership of Assets.  Except as specifically identified in the Tsingyuan Financial Statements, each of Linyi Malt and Shandong Beer has good, marketable title, without any Liens or encumbrances of any nature whatever, to all of the following, if any:  its assets, properties and rights of every type and description, including, without limitation, all cash on hand and in banks, certificates of deposit, stocks, bonds, and other securities, good will, customer lists, its corporate name and all variants thereof, trademarks and trade names, copyrights and interests thereunder, licenses and registrations, pending licenses and permits and applications therefor, inventions, processes, know-how, trade secrets, real estate and interests therein and improvements thereto, machinery, equipment, vehicles, notes and accounts receivable, fixtures, rights under agreements and leases, franchises, all rights and claims under insurance policies and other contracts of whatever nature, rights in funds of whatever nature, books and records and all other property and rights of every kind and nature owned or held by  Linyi Malt or Shandong Beer as of this date.  Except in the ordinary course of its business, neither Linyi Malt nor Shandong Beer has disposed of any such asset since June 30, 2010.

k.           Governmental Consent.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other non-U.S., U.S., state, county, local or other foreign governmental authority, instrumentality, agency or commission is required by or with respect to Tsingyuan Holding, Tsingyuan Hong Kong, Beijing Consulting, Linyi Malt or Shandong Beer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

l.           Taxes.  Each of Tsingyuan Holding, Tsingyuan Hong Kong, Beijing Consulting, Linyi Malt and Shandong Beer has filed all Tax Returns that it is required to file with all governmental agencies, wherever situate, and has paid or accrued for payment all Taxes as shown on such returns except for Taxes being contested in good faith or as reflected on the Tsingyuan Financial Statement.  There is no material claim for Taxes that is a Lien against the property of Tsingyuan Holding, Tsingyuan Hong Kong, Beijing Consulting, Linyi Malt or Shandong Beer other than Liens for Taxes not yet due and payable.

m.           Pending Actions.  There are no legal actions, lawsuits, proceedings or investigations pending or threatened, against or affecting Tsingyuan Holding, Tsingyuan Hong Kong, Beijing Consulting, Linyi Malt or Shandong Beer, or against Linyi Malt’s or Shandong Beer’s Officers or Directors or the Shareholders that arose out of their operation of Linyi Malt or Shandong Beer.  Neither Tsingyuan Holding, nor Linyi Malt or Shandong Beer, or  the Shareholders are subject to any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator or administrative, governmental or regulatory authority or body which would be likely to have a material adverse effect on the business of Linyi Malt or Shandong Beer.

n.           Intellectual Property And Intangible Assets.  To the knowledge of the Shareholders, each of Linyi Malt and Shandong Beer has full legal right, title and interest in and to all of the intellectual property utilized in the operation of its business.  Neither Linyi Malt nor Shandong Beer has received any written notice that the rights of any other person are violated by the use by Linyi Malt and Shandong Beer of the intellectual property.  None of the intellectual property has ever been declared invalid or unenforceable, or is the subject of any pending or, to the knowledge of the Shareholders, threatened action for opposition, cancellation, declaration, infringement, or invalidity, unenforceability or misappropriation or like claim, action or proceeding.

o.           Validity of the Agreement.  This Agreement has been duly executed by the Shareholders and constitutes their valid and binding obligation, enforceable in accordance with its terms except to the extent limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws relating to or effecting generally the enforcement of creditors’ rights.  The execution and delivery of this Agreement and the carrying out of its purposes will not result in the breach of any of the terms or conditions of, or constitute a default under or violate, the Articles of Association of either Tsingyuan Holding, Tsingyuan Hong Kong, Beijing Consulting, Linyi Malt or Shandong Beer, or any material agreement or undertaking, oral or written, to which Tsingyuan Holding, Tsingyuan Hong Kong, Beijing Consulting, Linyi Malt or Shandong Beer or the Shareholders is a  party or is bound or may be affected by, nor will such execution, delivery and carrying out violate any order, writ, injunction, decree, law, rule or regulation of any court, regulatory agency or other governmental body; and the business now conducted by  Linyi Malt and Shandong Beer can continue to be so conducted after completion of the transaction contemplated hereby.

p.           Compliance with Laws.  Linyi Malt’s and Shandong Beer's operations have been conducted in all material respects in accordance with all applicable statutes, laws, rules and regulations.  Neither Linyi Malt nor Shandong Beer is in violation of any law, ordinance or regulation of the People’s Republic of China or of any other jurisdiction.  Each of Linyi Malt and Shandong Beer holds all the environmental, health and safety and other permits, licenses, authorizations, certificates and approvals of governmental authorities necessary or proper for the current use, occupancy or operation of its business, all of which are now in full force and effect.

5.           Warranties and Representations of Sabre Industrial.  In order to induce the Shareholders to enter into this Agreement and to complete the transaction contemplated hereby, Sabre Industrial warrants and represents to the Shareholders that:

a.           Organization and Standing.  Sabre Industrial is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to carry on its business as now conducted. The copies of the Articles of Incorporation and Bylaws of Sabre Industrial previously delivered to the Shareholders are true and complete as of the date hereof.

b.           Capitalization.  Sabre Industrial’s entire authorized capital stock consists of 300,000,000 shares of common stock, 1,000 shares of Series B Preferred Stock, and 9,989,000 shares of Preferred Stock. At the Closing, prior to the issuance of the Exchange Shares to the Shareholders, there will be 60,607,902 shares of Sabre Industrial common stock issued and outstanding and 1,000 shares of Series B Preferred Stock issued and outstanding.  At the Closing, there will be no other voting or equity securities outstanding, and no outstanding subscriptions, warrants, calls, options, rights, commitments or agreements by which Sabre Industrial is bound, calling for the issuance of any additional shares of common stock or preferred stock or any other voting or equity security.

c.           Corporate Records.  All of Sabre Industrial’s books and records, including, without limitation, its books of account, corporate records, minute book, stock certificate books and other records are up-to-date, complete and reflect accurately and fairly the conduct of its business in all material respects since its date of incorporation.

d.           SEC Filings.  Sabre Industrial has filed all reports required by the Rules of the Securities and Exchange Commission, and each report filed within the past twelve months conforms in content to said Rules and is complete and accurate in all material respects.

e.            Absence Of Certain Changes Or Events.  Since June 30, 2010, there has not been (A) any material adverse change in the business, operations, properties, assets, or condition of Sabre Industrial or (B) any damage, destruction, or loss to Sabre Industrial (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of Sabre Industrial; and Sabre Industrial has not become subject to any law or regulation which materially and adversely affects, or in the future is substantially likely to have a material adverse effect on Sabre Industrial.

f.           Taxes.  Sabre Industrial has filed all Tax Returns that it is required to file with all governmental agencies, wherever situate, and has paid or accrued for payment all Taxes as shown on such returns except for Taxes being contested in good faith.  There is no material claim for Taxes that is a Lien against the property of Sabre Industrial other than Liens for Taxes not yet due and payable.

g.           Pending Actions.  There are no legal actions, lawsuits, proceedings or investigations, either administrative or judicial, pending or threatened, against or affecting Sabre Industrial or against Sabre Industrial’s former Officers or Directors that arose out of their operation of Sabre Industrial.  Sabre Industrial is not subject to any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator or administrative, governmental or regulatory authority or body.

h.           Validity of the Agreement.  All corporate and other proceedings required to be taken by Sabre Industrial in order to enter into and to carry out this Agreement have been duly and properly taken.  This Agreement has been duly executed by Sabre Industrial, and constitutes a valid and binding obligation of Sabre Industrial, enforceable against it in accordance with its terms except to the extent limited by applicable bankruptcy reorganization, insolvency, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights.  The execution and delivery of this Agreement and the carrying out of its purposes will not result in the breach of any of the terms or conditions of, or constitute a default under or violate, Sabre Industrial's Articles of Incorporation or Bylaws, or any agreement, lease, mortgage, bond, indenture, license or other document or undertaking, oral or written, to which Sabre Industrial is a party or is bound or may be affected, nor will such execution, delivery and carrying out violate any order, writ, injunction, decree, law, rule or regulation of any court, regulatory agency or other governmental body.

i.           Trading Status.  Sabre Industrial’s common stock is listed for quotation on the OTC Bulletin Board, with the symbol “SBRD.”  To the knowledge of Sabre Industrial, Sabre Industrial has not been threatened and is not subject to removal of its common stock from the OTC Bulletin Board.

j.           SEC Status.  The common stock of Sabre Industrial is registered pursuant to Section 12(g) of the Securities and Exchange Act of 1934.  Sabre Industrial has filed all reports required by the applicable regulations of the SEC.

k.           Compliance with Laws.  Sabre Industrial’s operations have been conducted in all material respects in accordance with all applicable statutes, laws, rules and regulations.  Sabre Industrial is not in violation of any Applicable Law.

6.           Restriction on Resale. The Exchange Shares to be issued by Sabre Industrial to the Shareholders hereunder at the Closing will not be registered under the Securities Act of 1933, or the securities laws of any state, and cannot be transferred, hypothecated, sold or otherwise disposed of within the United States of America until:  (i) a registration statement with respect to such securities is declared effective under the Securities Act of 1933, or (ii) Sabre Industrial receives an opinion of counsel for the stockholders, reasonably satisfactory to counsel for Sabre Industrial, that an exemption from the registration requirements of the Securities Act of 1933 is available.

The certificates representing the shares which are being issued to the Shareholders pursuant to this Agreement shall contain a legend substantially as follows:

“THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT, OR SABRE INDUSTRIAL, INC. RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO SABRE INDUSTRIAL, INC. THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE.”

7.           Applicable Law.    This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof, as applied to agreements entered into and to be performed in such state.

8.           Assignment; Binding Effect.  This Agreement, including both its obligations and benefits, shall inure to the benefit of, and be binding on the respective heirs and successors of the parties and on their respective permitted assignees and transferees.  This Agreement may not be assigned or transferred in whole or in part by any party without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed.

9.           Counterparts.  This Agreement may be executed in multiple facsimile counterparts.   Each of the counterparts shall be deemed an original, and together they shall constitute one and the same binding Agreement, with one counterpart being delivered to each party hereto.

IN WITNESS WHEREOF, the parties hereto have set their hands as of the date and year written on the first page.

SABRE INDUSTRIAL, INC.

By: /s/ Zhang Dingyou
       Zhang Dingyou, Chief Executive Officer

/s/ Zhang Dingyou
ZHANG DINGYOU

/s/ C. Mark Tang
C. MARK TANG